CHINA PREMIUM LIFESTYLE
Enterprise, Inc.

June 18, 2007

To our Shareholders and Followers:

I am pleased to report to you that China Premium Lifestyle Enterprise, Inc. ("CPMM") is on track for a successful 2007. As I have stated during my visits to the United States both in October 2006 and January 2007, this year we are committed to expanding our luxury goods business beyond our growing and profitable Ferrari and Maserati sports car distribution and retail operations in Hong Kong, Macau and China. As our recent quarterly report indicated, our sales growth was up more than 80% in the first quarter of 2007 as compared to the first quarter of 2006. Our profit performance improvement was equally strong. Our cash flow has been good. Historically, the first quarter has been our weakest performance quarter during an entire year, so we believe these results position us for a very good year.

Our China division, consisting of the dealerships for the luxury sports cars, is beginning to contribute to our revenue stream with the opening of the Dalian business last October. Sales in the first quarter exceeded our expectations and we believe this growth should continue.

A June 3, 2007 story by Reuters noted that China had 250,000 US-dollar millionaire households in 2005, ranking it sixth in the world, according to a study by Boston Consulting Group. Some have estimated that the Chinese luxury goods market is expanding at an annual rate of 10-20 percent. CPMM management believes that it is well positioned to take advantage of the expanding market as we already have long-established relationships with many of China's high net worth individuals.

We have been hard at work expanding CPMM. In the automotive division, we have signed a letter of intent to acquire the Alfa Romeo Distributorship for Hong Kong and Macau. In addition, we also plan to expand into the luxury motor yacht business through acquisition of existing distributorships. We believe this is a strategic development in building a luxury goods platform.

This year, for the first time ever, CPMM's 49%-owned entity, Italian Motors (Sales & Service), the Ferrari importer and distributor for Hong Kong and Macau, was a co-sponsor of well known Hong Kong race driver and part-time motoring journalist, Matthew Marsh, who is the first driver from Hong Kong ever to take part in the prestigious Le Mans 24 hour endurance race in France. The race took place on June 16/17. Later this month, I, Herbert Adamczyk, our Chief Operating Officer and John Newman, our Executive Vice President, will travel to the Ferrari headquarters in Maranello, Italy to attend Ferrari's annual world-wide importers' conference. This is a tremendous opportunity for us to hear business presentations by Ferrari that will coincide with the conclusion of Ferrari's 60th Anniversary Relay event, which passed through Hong Kong on February 8, 2007.

We are very pleased to have signed with Falber Confezioni for the exclusive distribution of designer John Richmond's apparel in Asia. John Richmond is a designer whose love of music is reflected in his creations. He is able to combine "street chic", irreverent styling and masterful prints with precise Made-in-Italy tailoring to create fashions that have been worn by celebrities including Madonna, George Michael, Mick Jagger and Annie Lennox, among others. We believe his men's and women's apparel, identified by the trademarks, "John Richmond," "Richmond X" and "Richmond Denim," will be welcomed throughout China, Hong Kong, Taiwan and Macau, where we have exclusive distribution rights.

As you can see, our business remains strong and is growing. We are implementing our business plan to create a portfolio of super luxury brands that will be welcomed and sought-after by high net worth individuals in Hong Kong, Macau and China.

I want to assure our shareholders and interested supporters that we will work to continue implement our business plan to build a solid company that can achieve both revenue growth and profitability in the years ahead.

We remain committed to building our company, along with my very talented and exceptional staff and thank you for your continued support of our endeavors.

Sincerely,



Richard Lee

CEO and President

Certain of the statements set forth in this letter constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may" "project," "plan," "will," "should," "could," "would," or words or expressions of similar meaning. Such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the letter, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this letter.

China Premium Lifestyle Enterprise, Inc.

Address: Units 1-8, G/F, Horizon Plaza, 2 Lee Wing St., Ap Lei Chau, Hong Kong
Website: www.chinapremiumlifestyle.com

Contact: Beverly Jedynak, bjedynak@janispr.com